Exhibit 21.1

Subsidiaries

Entity Name	Place of Organization

NextNRG Holding Corp.	Nevada
NextNRG Ops, LLC	Delaware
Next/Ingle Holdings, LLC*	Delaware
NextCharging, LLC	Delaware
EzFill Operations, LLC	Nevada

*NextNRG, Inc. owns 50% of this entity; the remaining 50% is a component of our non-controlling interest.